AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2002

REGISTRATION STATEMENT NO. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACTION PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2095427

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

390 N. Orange Ave., Suite 2185 Orlando, Florida 32801 (407) 481-8007	Robert L. Burrows, CFO Action Products International, Inc. 390 N. Orange Ave., Suite 2185 Orlando, Florida 32801 (407) 481-8007

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Joseph N. Paykin, Esq.
Raice Paykin & Krieg, LLP
185 Madison Avenue, 10th Floor
New York, NY 10016
(212) 725-4423

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering Price	Aggregate	Registration
Title of each Class of Securities Being Registered	Registered	Per Security(1)	Offering Price(1)	Fee

Common Stock, par value, $.001 per share	91,000	$1.37	$124,670
Common Stock underlying $1.50 warrants	300,000	$1.50	$450,000
Common Stock underlying $1.50 option	50,000	$1.50	$75,000
Total			$649,670	$60

(1)	Estimated solely for purposes of calculating the registration fee for the common stock, based upon the last sale price of the common stock on the Nasdaq SmallCap Market on September 20, 2002, pursuant to Rule 457(c) under the Securities Act. For purposes of calculating the registration fee for the common stock underlying the warrants and option, based on the exercise price of the warrants and option pursuant to Rule 457(g) under the Securities Act.

THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 24, 2002

PROSPECTUS

441,000 Shares of Common Stock

ACTION PRODUCTS INTERNATIONAL, INC.

     Our shareholders named in this prospectus may, from time to time, offer and sell up to 441,000 shares of our common stock, which includes 350,000 shares of common stock issuable upon exercise of outstanding warrants and an option.

     The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common stock being offered by this prospectus. Proceeds from the exercise of the warrants and option will be used for general corporate purposes.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol “APII.” On September 20, 2002, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $1.37 share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September     , 2002

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

     References in this prospectus to “we”, “us”, “our” and similar terms means Action Products International, Inc., a Florida corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under “Our Company,” “Risk Factors” and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms or other comparable words. We believe that the expectations reflected in the forward-looking statements are reasonable, but we cannot guarantee future results, levels of activity, performance, or achievements. We do not promise to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents and other information available on its web site at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus is a part of the registration statement but does not contain all of the information in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the Commission on March 29, 2002, as amended on May 7, 2002;

•	our Proxy Statement filed with the Commission on May 31, 2002;

•	our Quarterly Report on Form 10-QSB for the quarter year ended March 31, 2002 filed with the Commission on May 14, 2002;

•	our Quarterly Report on Form 10-QSB for the quarter year ended June 30, 2002 filed with the Commission on August 14, 2002;

•	any future filings we make with the Commission until the selling shareholders sell all of the common stock offered by them by this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at Action Products International, Inc., Attn: Investor Relations, 390 N. Orange Ave., Suite 2185, Orlando, Florida 32801, (407) 481-8007.

PROSPECTUS SUMMARY

OUR COMPANY

     We are a brand-focused, educational toy company, which designs, manufactures and markets a diversified portfolio of educational and non-violent brands of toy products, to various retailing channels such as toy stores, specialty retailers, education outlets, museums, and attractions in the United States and throughout the world. We originally incorporated, and began operations, in New York in 1977, and relocated and re-incorporated in Florida in 1980. From 1997 through 2001, under new leadership we successfully developed and brought to market a core portfolio of brands to replace sales of divested non-core lines. Starting in 1997, we shifted our focus from being a distributor of other manufacturers’ toys and published products towards the development, establishment and distribution of our own proprietary brands and products. Our strategy is to continue broadening our collection of brands through internal development, licensing and acquisitions. Proprietary brands allow us to better control costs, maintain margins and secure favorable relationships with the most prominent sales and retail organizations in the toy industry.

     We develop brands by introducing new products based on market research and extending our strongest product lines. Our first internally-developed proprietary toy brand, Space Voyagers®, generated approximately $1.0 million in its second full year on the market. During the past three fiscal years, we have continued to develop other new proprietary products. In early 2000, we developed our best-selling single product to date — the original Climb@tron™ robot. In the fall of 2000, we developed four new models to support retail demand for the Climb@tron™ brand. In 2001, we developed a broad line of themed educational toys with the name Play & Store™ to fill, what we believe to be, an overlooked niche in the specialty toy industry. We also introduced a line of creative playsets with the Thomas & Friends name under a license agreement with Gullaine Entertainment. And we improved our Space Voyagers® brand with a new series of action figures and play sets. Our product development objective is to develop a solid diversified portfolio of proprietary brands to drive top line revenues.

     To augment the growth of our brands through internal development and licensing, we plan to enhance our portfolio of proprietary brands through the acquisition of related companies, product lines and exclusive distribution rights. In October 2000, we made such an acquisition with the purchase of certain assets of Earth Lore Ltd, a developer of industry leading toy excavation kits. This acquisition provided us with a proven brand that complemented our existing products and opened new channels of distribution for our entire product offering. We will continue to pursue this type of acquisition to expand our brand portfolio and sales channels.

     Our business model is based on the expansion of core brands, while developing new brands through internal product development, favorable licensing agreements and prudent acquisition. Our growth strategy is based on diversifying distribution channels, increasing the number of outlets that carry our products, expand our share of shelf space at the outlets we are currently in and increase brand equity. In 2001, we upgraded our business information infrastructure by implementing a new software system, which is designed to directly improve inventory management, expedite the processing of customer orders, assist in measuring the effectiveness of marketing and sales programs and improve the collection of accounts receivable.

     Our mailing address and telephone number of our principal executive offices are Action Products International, Inc., 390 N. Orange Ave., Suite 2185, Orlando, Florida 32801, (407) 481- 8007.

THE OFFERING

Securities Offered:	441,000 shares of common stock, which includes 350,000 shares of common stock issuable upon exercise of outstanding warrants and an option.

Common Stock

Currently Outstanding:	2,190,400 shares

After Exercise of All Warrants and Option Offered Herein:	2,540,400 shares

Common Stock Market Symbol:	Nasdaq SmallCap Market — “APII”

Use of Proceeds:	The selling shareholders will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of the warrants and option will be used for general corporate purposes.

Risk Factors:	An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently, known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

Risks associated with our business

     Changing consumer preferences may negatively impact our product lines. As a result of changing consumer preferences, many toys are successfully marketed for only one or two years, if at all. We cannot assure you that any of our current successful products or product lines will continue to be popular with consumers for any significant period of time, or that new products and product lines will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to enhance existing product lines and develop new products and product lines. The failure of our new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

     We may need additional financing. Effective March 22, 2001, we entered into an agreement with Citrus Bank, pursuant to which Citrus Bank provides us with a revolving line of credit for up to $2.0 million. The borrowings under the line of credit are utilized to finance accounts receivable, inventory and other operating and capital requirements. This line of credit matures June 30, 2003 and contains covenants relating to our financial condition. If we fail to maintain compliance with the financial covenants contained in the line of credit, the maturity date could be accelerated.

     Our customers’ inventory management systems may cause us to produce excess inventory that may become obsolete and increase our inventory carrying costs. Most of our largest retail customers utilize an inventory management system to track sales of products and rely on reorders being rapidly filled by us and other suppliers, rather than maintaining large product inventories. These types of systems put pressure on suppliers like us to promptly fill customer orders and also shift some of the inventory risk from the retailer to suppliers. Production of excess inventory by us to meet anticipated retailer demand could result in our carrying obsolete inventory and increasing our inventory carrying costs. Similarly, if we fail to predict consumer demand for a product, we may not be able to deliver an adequate supply of products on a timely basis and will, as a result, lose sales opportunities.

     Returns and markdowns could impact our revenues. As is customary in the toy industry, we have historically permitted, on a minimum basis, certain customers to return slow-moving items for credit. We expect that we will continue to make such accommodations in the future. Any significant increase in the amount of returns could have a material adverse effect on our financial condition and results of operations.

     There are risks related to our acquisition strategy. We may, from time to time, evaluate and pursue acquisition opportunities on terms management considers favorable. A successful acquisition involves an assessment of the business condition and prospects of the acquisition target, which includes factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, we perform a review we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the acquisition target to assess fully its deficiencies. We cannot assure you that any such acquisition would be successful or that the operations of the acquisition target could be successfully integrated with our operations. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.

     We are dependent on contracts with manufacturers, most of which are short-term. We conduct substantially all of our manufacturing operations through contract manufacturers, many of which are located in the People’s Republic of China (PRC), Hong Kong, Singapore and Taiwan. We generally do not have long-term contracts with our manufacturers. Foreign manufacturing is subject to a number of risks including, but not limited to,

•	transportation delays and interruptions,

•	political and economic disruptions,

•	the impositions of tariffs and import and export controls, and

•	changes in governmental policies.

     While we have not experienced any material adverse effects due to such risks to date, we cannot assure you that such events will not occur in the future and possibly result in increases in costs and delays of, or interferences with, product deliveries resulting in losses of sales and goodwill.

     We are dependent on intellectual property rights and cannot ensure that we will be able to successfully protect such rights. We rely on a combination of trademark, copyright, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands. We also rely on license and other agreements to establish ownership rights and to maintain confidentiality. We cannot assure you that such intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, laws of certain foreign countries in which our products are sold, or in which we operate, do not protect intellectual property rights to the same extent as the laws of the U.S. The failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition or results of operations.

     There are specific risks associated with international sales. We have sold products to customers in the United Kingdom, Korea, Japan, Australia and New Zealand. We expect to augment our presence in international markets. Accordingly, our business, and our ability to expand our operations internationally, is subject to various risks inherent in international business activities. We may have difficulty in safeguarding our intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder our performance under contracts in those countries or could hinder our ability to collect for product and services delivered in those countries. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for us to conduct business internationally.

     In addition, although we have normally been successful in stipulating that our foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue than expected due to foreign currency rate fluctuations. Other risks associated with international operations include

•	import and export licensing requirements,

•	trade restrictions,

•	changes in tariff rates,

•	overlapping tax structures,

•	transportation delays,

•	currency fluctuations,

•	potentially adverse tax consequences, and

•	compliance with a variety of foreign laws and regulations.

     Any of the foregoing factors could have a material adverse effect on our ability to expand our international sales. Increased exposure to international markets creates new areas with which we may not be familiar and could place us in competition with new vendors. We cannot assure you that we will be successful in our efforts to compete in these international markets.

     We face potential liability from product safety claims. Products that have been or may be developed or sold by us may expose us to potential liability from personal injury or property damage claims by end-users of such products. We have never been and are not presently a defendant in any product liability lawsuit; however, we cannot assure you that such a suit will not be brought against us in the future. We currently maintain product liability insurance coverage in the amount of $1.0 million per occurrence, with a $2.0 million excess umbrella policy. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. The U.S. Consumer Products Safety Commission, or CPSC, has the authority under certain federal laws and regulations to protect consumers from hazardous goods. The CPSC may exclude from the market goods it determines are hazardous, and may require a manufacturer to repurchase such goods under certain circumstances. Some state, local and foreign governments have similar laws and regulations. In the event that such laws or regulations change or we are found in the future to have violated any such law or regulation, the sale of the relevant product could be prohibited and we could be required to repurchase such products.

     We may become subject to burdensome governmental regulation. In the U.S., we are subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act. These acts empower the CPSC to protect the public against unreasonable risks of injury associated with consumer products, including toys and other articles. The CPSC has the authority to exclude from the market articles, which are found to be hazardous and can require a manufacturer to repair or repurchase such toys under certain circumstances. Any such determination by the CPSC is subject to court review. Violations of these acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the U.S. and in many jurisdictions throughout the world. We maintain a quality control program, including the retention of independent testing laboratories, to ensure compliance with applicable laws. We believe we are currently in substantial compliance with these laws. In general, we have not experienced difficulty complying with such regulations, and compliance has not had an adverse effect on our business.

     There are risks related to our customers’ payment terms. The majority of our customers receive trade terms to which payments for products are delayed for up to 120 days. To reduce our exposure to uncollectible accounts receivable, in March 2001 we secured a business credit insurance policy to guarantee the majority of our accounts receivable. Although we have secured such a policy, the insolvency or business failure of one or more of our customers with large accounts receivable could have a material adverse affect our business.

     Seasonality may affect our results of operations. Our sales have historically been seasonal in nature, reflecting peak sales in the second quarter and slower sales in the third and fourth quarters.

Risks associated with investing in us

     We expect our stock price to be volatile. The market price of the shares of our common stock has been, and will likely continue to be, subject to wide fluctuations in response to several factors, such as

•	actual or anticipated variations in our results of operations,

•	new services or product introductions by us or our competitors,

•	changes in financial estimates by securities analysts, and

•	conditions and trends in the consumer toy industry.

     The stock markets generally, and the Nasdaq SmallCap Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

     If our common stock is delisted from Nasdaq, liquidity in our common stock will likely be adversely affected. Our common stock is listed for trading on the Nasdaq SmallCap Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following

•	maintaining $2,500,000 in shareholders’ equity,

•	having a market capitalization of at least $35,000,000, or

•	generating net income of $500,000.

     In addition, the minimum bid price of our common stock must be at least $1.00 per share and the market value of the public float must be at least $1,000,000. On September 20, 2002, our bid price was $1.37. The dilution to our shareholders which could be caused by the additional shares of our common stock being sold into the market could cause the per share value of our common stock to drop below the minimum bid price of $1.00. As of June 30, 2002, we had shareholders’ equity of $2,412,800 and did not satisfy the requirements for market capitalization or net income. The failure to meet Nasdaq’s maintenance criteria may result in the delisting of our common stock from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the- counter market. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

     If our common stock is delisted from Nasdaq, our common stock may become subject to the penny stock rules. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must

•	deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market,

•	provide the customer with current bid and offer quotations for the penny stock,

•	disclose the compensation of the broker-dealer and its salesperson in connection with the transaction,

•	provide the customer monthly account statements showing the market value of each penny stock held in the customer’s account, and

•	make a special written determination that the penny stock is a suitable investment for the customer and receive the customer’s written agreement to the transaction.

     These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities are subject to the penny stock rules, you may find it more difficult to sell your shares of our common stock.

     Our officers and directors control a large percentage of outstanding stock and may be able to exercise significant control. Our current officers and directors beneficially own approximately 66% of our common stock on a fully diluted basis. As a result, current management will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

     We have implemented anti-takeover provisions that could prevent an acquisition of us at a premium price. Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a take-over attempt of us. We are subject to the “affiliated transactions” and “control share acquisition” provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” or by a majority of disinterested directors. Voting rights must also be conferred on “control shares” acquired in specific control share acquisitions. Lastly, our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined form time to time by our board, of which all shares remain without designation and available for issuance. We include such preferred stock in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred stock may have a dilutive effect with respect to existing holders of our common stock.

     We depend on key personnel. Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on our business. We are especially dependent upon the efforts and abilities of certain of our senior management, particularly Ronald S. Kaplan, our Chairman and Chief Executive Officer. Currently, we do not maintain key man life insurance on Mr. Kaplan or any other executive officer. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. We cannot assure you, however, that we will be successful in attracting and retaining such personnel.

     We do not plan to pay cash dividends. We expect that we will retain all available earnings generated by our operations for the development and growth of our business. Accordingly, we do not anticipate paying any cash dividends on our common stock.

     The issuance of additional shares of common stock or the exercise of outstanding options and warrants will dilute the interests of our shareholders. As of September 20, 2002, we had 2,190,400 shares of our common stock outstanding. Our board has the ability, without further shareholder approval, to issue up to 12,809,600 additional shares of common stock. Such issuance may result in a reduction of the book value or market price of our outstanding common shares. Issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing shareholders. Further, if all our outstanding options and warrants are exercised, we will have approximately 4,517,246 shares outstanding. Thus, the percentage of shares owned by all existing shareholders will be reduced proportionately as options and warrants are exercised.

USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling shareholders listed under “Selling Shareholders.” We will not receive any proceeds from sales of common stock by the selling shareholders. Proceeds from the exercise of the warrants and option will be used for general corporate purposes.

SELLING SHAREHOLDERS

     The following table sets forth information as of September 20, 2002 about the selling shareholders and the number of shares of common stock beneficially owned by each selling shareholder, all of which are offered by this prospectus. For purposes of computing the number and percentage of shares beneficially owned by a selling shareholder on September 20, 2002, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling shareholder:

				Shares
				Owned Upon	Percent
	Shares Being		Percent Owned	Completion	Owned After
Name of Selling Shareholder	Offered		Before Offering	of Offering	Offering

Earth Lore Ltd.	91,000		4%	0	0
Roan/Meyers Associates, L.P.	300,000	(1)	12%	0	0
R. Jerry Faulkner	50,000	(2)	2%	0	0
TOTAL	441,000		14%	0	0

(1)	Includes 300,000 shares underlying warrants exercisable at $1.50 per share.

(2)	Includes 50,000 shares underlying an option exercisable at $1.50 per share.

PLAN OF DISTRIBUTION

     The selling shareholders may sell the common stock being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions)

•	on any exchange or market on which the common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in negotiated transactions, or

•	through the writing of options.

     In connection with sales of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell short the common stock and deliver the common stock offered by this prospectus to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered by this prospectus also may be sold under Rule 144 under the Securities Act.

     The selling shareholders and any brokers, dealers or agents described above may be deemed “underwriters” as that term is defined by the Securities Act.

     Each selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by selling shareholders and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares.

     If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling shareholders may sell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

     In connection with the sale of common stock, dealers or agents may receive discounts, concessions, or commissions from the selling shareholders or from purchasers of the common stock for whom they may act as agents. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Under registration rights agreements between us and the selling shareholders, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling shareholders may be entitled to indemnification against certain liabilities under the registration rights agreements.

     We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

LEGAL MATTERS

     The validity of the issuance of shares of common stock offered by this prospectus will be passed upon for us by Raice Paykin & Krieg, LLP.

EXPERTS

     Our consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Moore Stephens Lovelace, P.A., independent auditors, given upon the authority of that firm as experts in accounting and auditing.

ACTION PRODUCTS INTERNATIONAL, INC.

441,000 Shares of Common Stock

Prospectus

September     , 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$60
Printing	3,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Miscellaneous Fees and Expenses	1,940
Total	$35,000

All amounts other than the registration fee are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Business Corporation Act (“FBCA”) generally permits each corporation to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the corporation if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the corporation may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

     This Section also permits each corporation to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause an action to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of FBCA Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of such registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Furthermore, FBCA Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of FBCA Section 607.0834 are applicable, (iv) in a proceeding by or in the right of a registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness”, as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

     Under Article VI of the registrant’s Bylaws, the registrant has agreed to indemnify each director and officer of the registrant who it is empowered to indemnify to the fullest extent permitted by the provisions of the FBCA. The registrant’s Bylaws also provide that the indemnification rights provided thereby shall not be deemed to be exclusive of any other rights to which the registrant’s directors and officers may be entitled, including, without limitation, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, or otherwise.

     The registrant maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors under any of the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

Exhibit No.	Description

5.1	Form of opinion of Raice Paykin & Krieg, LLP

23.1	Consent of Moore Stephens Lovelace, P.A.

23.3	Consent of Raice Paykin & Krieg, LLP (included in Exhibit 5)

     (b)  Financial Statement Schedules

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17. UNDERTAKINGS

     a.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     d.     The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 23rd day of September, 2002.

ACTION PRODUCTS INTERNATIONAL, INC.

By: /s/ RONALD S. KAPLAN

Name: Ronald S. Kaplan Title: Chief Executive Officer

     Known All Men by These Presents, that each person whose signature appears below does hereby constitute and appoint Ronald S. Kaplan with full power to act as his or her true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he or she could or might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on September 23, 2002.

By: /s/ RONALD S. KAPLAN

Ronald S. Kaplan CEO and Chairman of the Board

By: /s/ ROBERT L. BURROWS

Robert L. Burrows Chief Financial Officer and Secretary

By: /s/ RONALD TUCHMAN

Ronald Tuchman Director

By:

Neil Swartz Director

By:

Judith Kaplan Director

By: MARVIN SMOLLAR

Marvin Smollar Director

By: /s/ SCOTT RUNKEL

Scott Runkel Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Form of opinion of Raice Paykin & Krieg, LLP

23.1	Consent of Moore Stephens Lovelace, P.A.

23.3	Consent of Raice Paykin & Krieg, LLP (included in Exhibit 5)